UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 24, 2006

Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6442 City West Parkway Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 947-0000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Summary of Non-Employee Director Compensation
Press Release

Item 1.01.  Entry into a Material Definitive Agreement.
Non-Employee Director Compensation
On October 25, 2006, the Board of Directors, upon recommendation of the Compensation and Nominating and Governance Committees, approved changes in the compensation payable to the Company’s non-employee directors effective January 1, 2007. The terms of the compensation, which includes initial compensation related to election as a director and annual compensation, and which includes both cash and equity compensation, is described in the term sheet attached hereto as Exhibit 10.1 and incorporated herein by reference. The primary changes in the compensation package include:
•	Increasing the annual stipend to $45,000 and providing for payment only in cash.

•	Increasing the annual committee chairperson fees to $12,000 for the Audit Committee and $6,000 for the Compensation Committee, Governance and Nominating Committee and Finance Committee.

•	Increasing the annual restricted stock grant to restricted stock valued at $75,000 on the date of grant, with grants commencing on the first annual meeting of shareholders occurring after election to the board.

•	Providing an annual lead director fee of $25,000.

•	Eliminating board and committee meeting fees.

•	Providing for payment of annual compensation to all non-employee directors regardless of date of election.
Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Election of Directors
     On October 24, 2006, the Company’s Board of Directors, upon recommendation of the Nominating and Governance Committee, elected John B. Richards and Joseph S. Vassalluzzo as new directors. Mr. Richards was appointed as a member of the Governance and Nominating Committee and Compensation Committee, and Mr. Vassalluzzo was appointed as a member of the Finance Committee.
     Mr. Richards, age 58, most recently served as the president and chief executive officer of Red Door Spa Holdings, an operator of prestige salons and day spas, until May 2006. Since his resignation, he has continued to provide consulting services to Red Door Spa Holdings. Prior to joining Red Door Spa Holdings in October 2001, he held senior leadership positions with Four Seasons Hotels Inc. and Starbucks Coffee Company, a predecessor to Starbucks Corporation. He also served as president and chief executive officer of Dean & Deluca, Inc., and held senior leadership and management positions with Royal Viking Line, McKinsey & Company and The Procter & Gamble Company.
     Mr. Vassalluzzo, age 58, has been an independent advisor to retail organizations, with a primary emphasis on real estate, since August 2005 when he formed his own consulting company, JV Corp. Previously, Mr. Vassalluzzo served as vice chairman of Staples, Inc., an office products retailer, from 2000 to August 2005. He joined Staples in 1989 and held various executive positions in development and real estate prior to serving as vice chairman. Before joining Staples, he held executive positions at Mobile Corp., Amerada Hess Corp., and American Stores Company. Mr. Vassalluzzo also serves as the Non-Executive Chairman of the Board of Trustees of Federal Realty Investment Trust and as a director of Commerce Bancorp and iParty Corporation.
     Messrs. Richards and Vassalluzzo will receive the Company’s standard non-employee director compensation package, the terms of which have previously been disclosed. As indicated in Item 1.01 above, the board approved changes to the non-employee director compensation package that will be effective on January 1, 2007.

Retirement of Directors
     On October 24, 2006, at the time of the election of the two new directors as described above, Timothy C. DeVries and David A. Landau announced that they were retiring from the Company’s Board of Directors effective immediately.
Item 9.01. Financial Statements and Exhibits.
     The following Exhibits are being filed herewith:

10.1	Summary of Non-Employee Director Compensation.

99.1	Press Release dated October 26, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: October 30, 2006	By:	/s/ Eric J. Buss
Eric J. Buss
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

No.	Exhibit	Manner of Filing
10.1	Summary of Non-Employee Director Compensation.	Filed Electronically

99.1	Press Release dated October 26, 2006.	Filed Electronically